Exhibit 19.1

REPAY HOLDINGS CORPORATION

Title: Compliance with United States Securities Laws and Security Trading: Securities Trading Policy	Revision No.: 3 Effective Date: February 26, 2026

This Securities Trading Policy (“Policy”) contains the following sections:
1.0 General
2.0 Definitions
3.0 Statement of Policy
4.0 Certain Exceptions
5.0 Pre-clearance of Trades and Other Procedures
6.0 10b5-1 Plans/Margin Accounts and Pledges/Short Sales
7.0 Potential Criminal And Civil Liability And/Or Disciplinary Action
8.0 Broker Requirements for Section 16 Persons
9.0 Confidentiality
10.0 Legal Effect of this Policy

1.0
General
1.1
Repay Holdings Corporation (“Repay”) and its subsidiaries (collectively, the “Corporation”), their directors, officers and employees (collectively, “Repay Personnel”), and household and immediate family members of Repay Personnel and trusts, corporations and other entities controlled by any of such persons (collectively, “Insiders”) must, at all times, comply with the securities laws of the United States and all applicable jurisdictions.
1.2
Federal securities laws prohibit trading in the securities of a company on the basis of “inside” information. These transactions are commonly known as “insider trading”. It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities to which such inside information relates. Anyone violating these laws is subject to personal liability and could face criminal penalties, including a jail term. Federal securities law also creates a strong incentive for the Corporation to deter insider trading by its employees. In the normal course of business, Repay Personnel may come into possession of inside information concerning the Corporation, transactions in which the Corporation proposes to engage or other entities with which the Corporation does business. Therefore, the Corporation has established this Policy with respect to trading in its securities or securities of another company. Any violation of this Policy could subject you to disciplinary action, up to and including termination. See Section 7.
1.3
This Policy concerns compliance as it pertains to the disclosure of inside information regarding the Corporation or another company and to trading in securities while in possession of such inside information. In addition to requiring that Insiders comply with the letter of the law, it is the Corporation’s policy that Insiders exercise judgment so as to also comply with the spirit of the law and avoid even the appearance of impropriety.
1.4
This Policy is intended to protect Insiders and the Corporation from insider trading violations. However, the matters set forth in this Policy are guidelines only and are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. If you have specific questions regarding this Policy or applicable law, please contact the General Counsel, or in the absence of a General Counsel, the Chief Financial Officer.
2.0
Definitions
2.1
Material. Information is generally considered “material” if a reasonable investor would consider it important in deciding whether to buy, sell or hold a security. The information may concern the Corporation or another company and may be positive or negative. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. Employees should assume that information that would affect their consideration of whether to trade, or which might tend to influence the price of the security, is material.

Examples of material information could include, but are not limited to:

•
dividend information;
•
earnings results, estimates and guidance on earnings and changes in previously released earnings results, estimates or guidance;
•
a significant merger, acquisition or divestiture proposal or agreement;
•
investments, joint ventures or changes in assets;
•
new securities offerings or significant news relating to securities offerings;
•
the gain or loss of a significant customer;
•
extraordinary management developments;
•
a significant disruption in the Corporation’s operations or loss, potential loss, breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
•
restructuring or layoffs; and
•
changes in auditors.

Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information material. Therefore, Insiders should err on the side of caution. Insiders should keep in mind that the Securities and Exchange Commission’s (“SEC”) rules and regulations provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information.

2.2
Non-Public Information. For the purpose of this Policy, information is “Non-Public” until three criteria have been satisfied:

First, the information must have been widely disseminated. Insiders should assume that information has NOT been widely disseminated unless one or more of the following has occurred:

•
it has been carried in a “financial” news service such as the Dow Jones Broad Tape;
•
it has been carried in a “general” news service such as the Associated Press;
•
it has been carried by a national television news service and/or;
•
it has appeared in a filing with the SEC.

Second, the information disseminated must be some form of “official” announcement. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.

Third, after the information has been disseminated, a period of time must pass sufficient for the information to be assimilated by the general public. As a general rule, at least 48 hours (several of which must be hours during which the Nasdaq Stock Market is open for trading) must elapse between the dissemination of information in a national news medium and when that information may be considered public.

2.3
Security or Securities. The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments.
2.4
Trade or Trading. The term “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including market option exercises, gifts or other contributions, exercises of stock options granted under the Corporation’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan.
2.5
Household and Immediate Family Members. The term “household and immediate family members” is defined, with respect to an Insider, to mean any of the following: (i) any spouse, domestic partner or minor child of such Insider, (ii) any other family member who is financially dependent on the Insider, (iii) any other family member, or anyone else, who shares the same address as or lives in the household of such Insider, and (iv) any family member who does not live in the household of such Insider but whose trading in securities is directed by such Insider or is subject to the influence or control of such Insider (such as parents or children who consult with such Insider before trading in securities).
3.0
Statement of Policy
3.1
No Insider may buy or sell the Corporation’s securities at any time when the Insider has Material Non-Public Information concerning the Corporation.

3.2
No Insider may buy or sell securities of another company at any time when the Insider has Material Non-Public Information about that company, including, without limitation, any of our customers, when that information was obtained as a result of the Insider’s employment or relationship to the Corporation.
3.3
No Insider may disclose (“tip”) Material Non-Public Information to any other person (including family members), and no Insider may make buy or sell recommendations on the basis of Material Non-Public Information. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip”.
3.4
No Insider who receives or has access to the Corporation’s Material Non-Public Information may comment on stock price movements or rumors of other corporate developments (including discussions in Internet “chat rooms”) that are of possible significance to the investing public unless it is part of the Insider’s job (such as Investor Relations) or the Insider has been specifically authorized by the Chief Executive Officer or Chief Financial Officer in each instance. If you comment on stock price movements or rumors or disclose Material Non-Public Information to a third party you must contact the General Counsel, or in the absence of a General Counsel, the Chief Financial Officer immediately.
3.5
In addition, it is generally the practice of the Corporation not to respond to inquiries and/or rumors concerning the Corporation’s affairs. If you receive inquiries concerning the Corporation from the media or inquiries from securities analysts or other members of the financial community, you should refer such inquiries, without comment, to the Chief Financial Officer.
3.6
Certain Insiders may only trade in the Corporation’s securities during the four “Window Periods” that occur each fiscal year or in connection with a registered primary or secondary underwritten offering of the Corporation. These persons must also receive pre-approval prior to any transaction. See Section 5.0.
3.7
No Short Sales or Speculative Transactions. No Insider, whether or not he or she possesses Material Non-Public Information, may trade in options, warrants, puts and calls or similar instruments on the Corporation’s securities or sell such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery). Such activities may put the personal gain of the Insider in conflict with the best interests of the Corporation and its securityholders or otherwise give the appearance of impropriety.
3.8
For all Insiders, this Policy continues in effect until the opening of the first Window Period after termination of employment or other relationship with the Corporation, except that the pre-clearance requirements set forth in Section 5.0 continue to apply to Permanent Restricted Persons for six months after the termination of their status as a Permanent Restricted Person. See Section 5.3.
4.0
Certain Exceptions

The prohibition on trading in the Corporation’s securities set forth in Section 3.0 above does not apply to:

•
Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime).
•
The exercise of stock options for cash under our stock plans; however, the sale of any such stock acquired upon such exercise, including as part of a cashless exercise of an option, is subject to this Policy.
•
The exercise of a tax withholding right pursuant to which you elect to have the Corporation withhold shares to satisfy tax withholding requirements.
•
The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Corporation. See Section 6.1.
•
The purchase of stock through the Corporation’s 401(k) plan through regular payroll deductions, if applicable; however, the sale of any such stock and the election to transfer funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy.
•
The purchase of stock through the Corporation’s employee stock purchase plan, if applicable; however, the sale of any such stock and changing instructions regarding the level of withholding contributions which are used to purchase stock is subject to this Policy.

5.0
Pre-clearance of Trades and Other Procedures
5.1
Applicability. Members of the Board of Directors of Repay, executive officers of Repay (collectively, “Section 16 Persons”) and household and immediate family members of any of such persons and trusts, corporations and other entities controlled by any of such persons (collectively, “Permanent Restricted Persons”) as well as certain other persons described in Section 5.2 must obtain the advance approval of the General Counsel, or in the absence of a General Counsel, the Chief Financial Officer in accordance with Section 5.3 before effecting transactions in the Corporation’s securities, including any exercise of an option (whether cashless or otherwise), gifts, loans, pledges, rights or warrant to purchase or sell such securities, contribution to a trust or other transfers, whether the transaction is for the individual’s own account, one over which he or she exercises control or one in which he or she has a beneficial interest.
5.2
Other Restricted Persons. From time to time, the Corporation will notify persons other than Permanent Restricted Persons that they are subject to the pre-clearance requirements set forth in Section 5.3 if the Corporation believes that, in the normal course of their duties, they are likely to have regular access to Material Non-Public Information (“Other Restricted Persons”). Examples of such persons include senior members of the Corporation’s corporate development, finance/accounting and information security departments and household and immediate family members of any of such persons and trusts, corporations and other entities controlled by any of such persons. Occasionally, certain individuals may have access to Material Non-Public Information for a limited period of time. During such a period, such persons may be notified that they are also

Other Restricted Persons who will be subject to the pre-clearance requirements set forth in Section 5.3.
5.3
Procedures. Permanent Restricted Persons and Other Restricted Persons should submit a request for pre-clearance to the General Counsel, or in the absence of a General Counsel, the Chief Financial Officer at least two business days in advance of the proposed transaction (two weeks in the case of using shares as collateral for a loan (see Section 6.2)) and by completing the attached “Request for Approval” form (or such other format as may be established by the General Counsel, or in the absence of a General Counsel, the Chief Financial Officer). Approval must be in writing, dated and signed (including via electronic signature), specifying the securities involved. Approval for transactions and pledges of the Corporation’s securities will generally be granted only during a Window Period (described in Section 5.4 below) and the transaction may only be performed during the Window Period in which the approval was granted and in any event within three business days from the date of approval. Permanent Restricted Persons must comply with these pre-clearance requirements for six months after the termination of their status as a Permanent Restricted Person.
5.4
Window Periods. The Corporation has established four “windows” of time during the fiscal year during which Request for Approval or similar forms may be approved and transactions and pledges may be performed (“Window Periods”). Each Window Period begins with the second trading day on the Nasdaq Stock Market after the day on which the Corporation makes a public news release of its quarterly or annual earnings for the prior fiscal quarter or year. That same Window Period closes on the day that is two weeks prior to the end of the fiscal quarter or year; provided, however, that the Window Period that begins after the release of annual earnings results shall close on the last day of the first fiscal quarter. After the close of the Window Period, Permanent Restricted Persons and Other Restricted Persons may not purchase, sell or otherwise dispose of any of the Corporation’s securities. The prohibition against trading while aware of, or tipping of, Material Non-Public Information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in the Corporation’s securities. You must consult the General Counsel, or in the absence of a General Counsel, the Chief Financial Officer whenever you are in doubt.
5.5
Suspension of Trading. From time to time, the Corporation may require that directors, officers, selected employees and/or others suspend trading in the Corporation’s securities because of developments that have not yet been disclosed to the public. All those affected shall not trade in our securities while the suspension is in effect, and shall not disclose to others that we have suspended trading for certain individuals. Though these blackouts generally will arise because the Corporation is involved in a highly-sensitive transaction, they may be declared for any reason. If the Corporation declares a blackout to which you are subject, a member of the legal department will notify you when the blackout begins and when it ends.

5.6 Notification of Window Periods. In order to assist you in complying with this Policy, the Corporation will deliver an e-mail (or other communication) notifying all Permanent Restricted Persons and Other Restricted Persons when the Window Period has opened and when the Window Period is about to close. The Corporation’s delivery or nondelivery of these e-mails (or other communication) does not relieve you of your obligation to only trade in the Corporation’s securities in full compliance with this Policy.

5.7 Hardship Exemptions. Those subject to the Window Periods or a blackout pursuant to Section 5.5 may request a hardship exemption for periods outside the Window Periods or during a blackout, as applicable, if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the General Counsel, or in the absence of a General Counsel, the Chief Financial Officer.

6.0
10b5-1 Plans/Margin Accounts and Pledges/Short Sales
6.1
10b5-1 Trading Plans. A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow. A 10b5-1 trading plan can only be established when you do not possess Material Non-Public Information. Therefore, Insiders cannot enter into these plans at any time when in possession of Material Non-Public Information and, in addition, persons subject to the pre-clearance requirements of this Policy described in Section 5.0 cannot enter into these plans outside Window Periods. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made.

You have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a 10b5-1 trading plan that you entered into when you were not aware of Material Non-Public Information. The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. You should consult with your legal advisor before proceeding.

Pre-Clearance. Each Insider must obtain the written pre-clearance of the General Counsel, or in the absence of a General Counsel, the Chief Financial Officer, prior to (i) the establishment of its proposed new 10b5-1 trading plan or (ii) modifying, amending or terminating any existing plan. The Corporation reserves the right to withhold pre-clearance of any 10b5-1 trading plan that the Corporation determines is not consistent with the rules regarding such plans. Notwithstanding any pre-clearance of a 10b5-1 trading plan, the Corporation assumes no liability for the consequences of any transaction made pursuant to such plan.

Mandatory Cooling-Off Periods.

•
Directors and Officers. New Rule 10b5-1 plans submitted by a director or officer of the Corporation, and amendments or modifications to an existing plan, must provide for transactions to occur no earlier than the later of the date (the “Trade Commencement Date”) that is (x) ninety (90) days after the effective date of the new plan, or amendment or modification to an existing plan, and (y) two business days following the disclosure by the Corporation of its financial results in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K for the fiscal quarter in which the plan was adopted, amended or modified, provide that the mandatory cooling-off period shall not exceed one hundred twenty (120) days after adoption of the new plan or amendment or modification to an existing plan.
•
All Other Persons. Rule 10b5-1 plans submitted by any person subject to this Policy, other than directors and officers of the Corporation, and amendments or modifications to an existing plan by such person, must provide for transactions to occur no earlier than thirty (30) days after the effective date of the new plan, or amendment or modification to any existing plan.

Good Faith Certification. All new plans, and any amendments or modifications of an existing plan, must be entered into in good faith by the trading person at a time when the trading person was not in possession of material nonpublic information about the Corporation. All Insiders seeking to establish a new plan, or amend or modify an existing plan, will be required to provide a written representation to the Corporation certifying that such director or officer (i) is not aware of Material Non-Public Information about the Corporation or its securities, and (ii) is adopting the new plan, or modifying or amending an existing plan, in good faith and not as part of a plan or scheme to evade the prohibitions of this Policy or Rule 10b5-1.

Discretionary Authority. All new plans, and any modifications or amendments to an existing plan, must give a third party the discretionary authority to execute purchases and sales under the plan, on behalf of but outside the control of the trading person, provided the third party does not possess any material nonpublic information about the Corporation. Alternatively, the plan must explicitly specify the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Overlapping Plans. No person subject to this Policy may maintain more than one active plan at the same time, without the pre-approval of the General Counsel, or in the absence of the General Counsel, the Chief Financial Officer. Multiple overlapping plans may be approved in limited circumstances as permitted under Rule 10b5-1.

•
A person subject to this Policy may maintain two separate Rule 10b5-1 plans if trading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution; provided, however, that any early termination of the earlier-commencing plan will trigger a new cooling off period (as described above) before trades may begin under the later-commencing plan.
•
This restriction on multiple overlapping plans will not apply to a plan adopted solely and exclusively for the purpose of selling Corporation securities in the open market or through a broker to satisfy a person’s tax obligations through a “sell-to-cover” method in connection with the vesting of equity awards (“Sell-to-Cover Plans”). Sales under Sell-to-Cover Plans must be strictly limited to the number of securities needed to cover such person’s tax obligations and the award holder may not be permitted to exercise control over the timing of such sales. This exemption does not apply to plans for sales incident to the exercise of option awards.
•
Separate contracts with different broker-dealers to execute trades pursuant to a single Rule 10b5-1 trading plan may be treated as a single plan, in which case a modification, amendment or termination to any of the individual plans will be considered a modification, amendment or termination of all of the plans.

Single-Trade Plans. Only one “single-trade plan” may be utilized by a person subject to this Policy in any twelve-month period. A single-trade plan is a Rule 10b5-1 trading plan for the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. This restriction does not apply to Sell-to-Cover Plans.

Disclosure Requirements. All directors and officers seeking to establish a new plan or amend or modify an existing plan, will be required to provide written representation to the Corporation certifying that such director or officer (i) will deliver a copy of any such plan, including any amendments or modifications thereto, to the General Counsel, or in the absence of a General Counsel, the Chief Financial Officer and (ii) consents to the disclosure of the material terms of any such plan, including any amendments or modifications thereto, in the Corporation’s Exchange Act reports.

Section 16 Persons. If you are a Section 16 Person, 10b5-1 trading plans require special care. Because in a 10b5-1 trading plan you can specify conditions that trigger a purchase or sale, you may not even be aware that a transaction has taken place and you may not be able to comply with the SEC’s requirement that you report your transaction to the SEC within two business days after its execution. Therefore, for Section 16 Persons, a transaction executed according to a 10b5-1 trading plan is not permitted unless the 10b5-1 trading plan requires your broker to notify the Corporation before the close of business on the day after the execution of the transaction. See Section 8.0.

6.2
Margin Accounts and Pledges. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in our securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of Material Non-Public Information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral.

Therefore, no Repay Personnel, whether or not in possession of Material Non-Public Information, may purchase the Corporation’s securities on margin, or borrow against any account in which the Corporation’s securities are held, or pledge the Corporation’s securities as collateral for a loan, without first obtaining pre-clearance. Request for approval must be submitted to the General Counsel, or in the absence of a General Counsel, the Chief Financial Officer at least two weeks prior to the execution of the documents evidencing the proposed pledge. The General Counsel, or in the absence of a General Counsel, the Chief Financial Officer is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to, the percentage amount that the securities being pledged represent of the total number of our securities held by the person making the request and the financial capacity of the person making the request. Notwithstanding the pre-clearance of any request, the Corporation assumes no liability for the consequences of any transaction made pursuant to such request.

7.0
Potential Criminal And Civil Liability And/Or Disciplinary Action
7.1
Individual Responsibility. Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Corporation has prohibited trading by that Insider or any other Insiders. Trading in securities during the Window Periods and outside of any suspension periods should not be considered a “safe harbor”. We remind you that, whether or not during a Window Period, you may not trade securities on the basis of Material Non-Public Information.

You should also bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Therefore, as a practical matter, before engaging in any transaction you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Further, whether or not you possess Material Non-Public Information, it is advisable that you invest in the Corporation’s securities or the securities of any company that has a substantial relationship with the Corporation from the perspective of a long term investor who would like to participate over time in the Corporation’s or such company’s earnings growth.

7.2
Controlling Persons. The securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., the Corporation), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the “controlling person” knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, the Corporation’s supervisory personnel are directed to take appropriate steps to ensure that those they supervise, understand and comply with the requirements set forth in this Policy.
7.3
Potential Sanctions.
(i)
Liability for Insider Trading and Tipping. Insiders, controlling persons and the Corporation may be subject to civil penalties, criminal penalties and/or jail for trading in securities when they have Material Non-Public Information or for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non-Public Information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.
(ii)
Possible Disciplinary Actions. Repay Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the Repay Personnel’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
7.4
Questions and Violations. Anyone with questions concerning this Policy or its application should contact the General Counsel, or in the absence of a General Counsel, the Chief Financial Officer. Any violation or perceived violation should be reported immediately to the General Counsel, or in the absence of a General Counsel, the Chief Financial Officer.
8.0
Broker Requirements for Section 16 Persons

The timely reporting of transactions requires tight interface with brokers handling transactions for our directors and executive officers. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance by the directors and executive officers of the Corporation with the requirements of Section 16 of the Securities Exchange Act of 1934, brokers of Section 16 Persons need to comply with the following requirements:

•
Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Corporation that your transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144), and

•
To report before the close of business on the day after the execution of the transaction to the Corporation by telephone and in writing via e-mail to corpsecretary@repay.com, the complete (i.e., date, type of transaction, number of shares and price) details of every transaction involving the Corporation’s stock, including gifts, transfers, pledges and all 10b5-1 transactions.

Because it is the legal obligation of the trading person to cause this filing to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the Corporation.

9.0
Confidentiality

No Repay Personnel should disclose any Non-Public Information to non Repay Personnel (including to family members), except when such disclosure is needed to carry out the Corporation’s business and then only when the Repay Personnel disclosing the information has no reason to believe that the recipient will misuse the information. When such information is disclosed, the recipient must be told that such information may be used only for the business purpose related to its disclosure and that the information must be held in confidence. Repay Personnel should disclose Non-Public Information to other Repay Personnel only in the ordinary course of business, for legitimate business purposes and in the absence of reasons to believe that the information will be misused or improperly disclosed by the recipient. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information and Non-Public Information should not be discussed with any person within the Corporation under circumstances where it could be overheard. See also, Controlling Persons, Section 7.2.

In addition to other circumstances where it may be applicable, this confidentiality policy must be strictly adhered to in responding to inquiries about the Corporation that may be made by the press, securities analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Corporation by a duly designated officer. Accordingly, Repay Personnel should not respond to any such inquiries and should refer all such inquiries to the Chief Financial Officer. See also, Statement of Policy, Sections 3.4 and 3.5.

10.0
Legal Effect of this Policy

The Corporation’s Policy with respect to insider trading and the disclosure of confidential information, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

ACKNOWLEDGMENT CONCERNING SECURITIES TRADING POLICY

If you are a Permanent Restricted Person as described in Section 5.1 or have been notified by us that you are subject to the pre-clearance requirements as an Other Restricted Person as described in Section 5.2, we ask that you acknowledge that you have received and read this Securities Trading Policy. Repay Holdings Corporation (“Repay”) may ask you to re-submit this acknowledgement on an annual basis, at such time as a person has been designated as an Other Restricted Person or whenever the Securities Trading Policy is significantly updated.

If you are not a Permanent Restricted Person and have not been notified by us that you have been designated as an Other Restricted Person, you do not have to sign the acknowledgement below.

By my signature below, I acknowledge that I have read and received Repay’s Securities Trading Policy.

Signature:

Name (printed):

Date:

REQUEST FOR APPROVAL TO TRADE

REPAY HOLDINGS CORPORATION (“REPAY”) SECURITIES

Type of Security [check all applicable boxes]

•
Common stock
•
Preferred stock
•
Restricted stock
•
Stock Option

Number of Shares ____________________

Proposed Date of Transaction ____________________

Type of Transaction

•
Stock option exercise – Exercise Price $_______/share

Exercise Price paid as follows:

•
Broker’s cashless exchange
•
cash
•
pledge
•
other _____________________

Withholding tax paid as follows:

•
Broker’s cashless exchange
•
cash
•
other _____________________
•
Purchase
•
Sale
•
Gift

Broker Contact Information

Company Name ___________________________________________

Contact Name ___________________________________________

Telephone ___________________________________________

Fax ___________________________________________

Account Number ___________________________________________

Social Security or other Tax Identification Number __________________________

Status (check all applicable boxes)

•
Executive Officer
•
Board Member

Filing Information (check all applicable boxes and complete blanks)

Date of filing of last Form 3 or 4 _____________________________________

•
Is a Form 144 Necessary?

Date of filing of last Form 144 _____________________________________

I am not currently in possession of any material non-public information relating to Repay and its subsidiaries. I hereby certify that the statements made on this form are true and correct.

I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding Repay arises and, in the reasonable judgment of Repay, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.

Signature _____________________________ Date ________________________

Print Name ____________________________

Telephone Number Where You May Be Reached ________________________

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Request Approved (transaction must be completed during the Window Period (as defined in Section 5.4 of Repay Securities Trading Policy) in which this approval was granted and in any event within three business days after approval).
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Request Denied
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Request Approved with the following modification __________________________

Signature _____________________________ Date _____________________________